UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2011

GOOD SAM ENTERPRISES, LLC

(Exact name of company as specified in its charter)

Delaware	333-173290	20-2428068
(State of incorporation)	Commission File Number	(IRS Employer
Identification No.)

2575 Vista Del Mar Drive
Ventura, CA 93001	(805) 667-4100
(Address of executive offices)	(Registrant’s telephone
number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instructions A.2. below)

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13d-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

On September 27, 2011, Good Sam Enterprises, LLC (the “Company”) announced certain additions to its senior management team and internal promotions.  Thomas M. Wolfe who has served as Executive Vice President and Chief Financial Officer of the Company was promoted to Executive Vice President — Operations of the Company.  James M. DeBruzzi was elected as Executive Vice President and Chief Financial Officer of the Company replacing Mr. Wolfe.

Mr. DeBruzzi (age 51) joined the holding company (“HoldingCo”) that indirectly owns the Company and FreedomRoads Holding Company LLC, which operates RV dealerships across the United States, as its chief financial officer on August 11, 2011.  Prior to joining HoldingCo and since 1999, Mr. DeBruzzi was the Chief Financial Officer of Kerasotes Showplace Theatres, LLC, a privately-owned company that was the seventh largest movie theatre exhibitor in North America with 96 theatres prior to selling 93 of its 96 theatres to AMC Entertainment.  At Kerasotes, Mr. DeBruzzi was responsible for accounting, finance, treasury, risk management, reporting and compliance, M & A, human resources and IT functions.  Prior to 1999, Mr. DeBruzzi founded and capitalized a start-up company in the premium pet food category; was the CFO at two consumer product manufacturers/distributors—one of which was sold to a strategic buyer and the other which was bought by private equity; was the corporate controller for a large sporting goods distributor; an assistant controller for a publicly traded consumer products company; and began his career as a staff auditor at Ernst & Young.  Mr. DeBruzzi has a Bachelor of Science in Accountancy from the University of Illinois and a Masters of Business Administration in Finance from DePaul University, is a CPA, and serves on the board of Chicago R.E.A.C.H., a non-for profit clinical care provider.

In addition, the Company announced that Zrinka Allen was elected as Executive Vice President of Human Resources, Social Responsibility and Communication for the Company, Tamara Ward has been promoted to Chief Marketing Officer of Camping World & Good Sam, and Michael Siemens has been promoted to President of Good Sam Club, the largest RV Club in the world with over 1.3 million members.

Item 9.01:  Financial Statements and Exhibits

a. Financial Statements:  N/A

b. Pro forma financial statements:  N/A

c. Shell company transactions:  N/A

d. Exhibits:

99.1                           Press Release dated September 27, 2011.

SIGNATURES

GOOD SAM ENTERPRISES, LLC
(Company)

Date: September 27, 2011	/s/ Brent Moody
Brent Moody
Executive Vice President and
Chief Administrative and Legal Officer